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                                                                     Exhibit 99

On March 13, 2003, Developers Diversified Realty Corporation disseminated the following press release:

DEVELOPERS DIVERSIFIED REALTY CORPORATION AND JDN REALTY COMPLETE MERGER

CLEVELAND Mar 13, 2003 - Developers Diversified Realty Corporation (NYSE: DDR) and JDN Realty Corporation (NYSE: JDN) announced today that the merger of Developers Diversified and JDN has been completed. Developers Diversified's shareholders approved the merger on January 29, 2003 and JDN's shareholders approved the merger earlier today. The transaction adds over one billion dollars of assets to Developers Diversified's portfolio, increasing its asset base by approximately 30%. Developers Diversified believes that it now represents the largest shopping center REIT based on its approximately $5 billion total market capitalization and its aggregate operating and development portfolio of nearly 87 million square feet of gross leasable retail area under management.

Scott A. Wolstein, Chairman & CEO of Developers Diversified, commented, "We are pleased the shareholders of both companies have overwhelmingly voted in favor of the merger transaction. This transaction significantly enhances Developers Diversified's portfolio through the unification of two parallel businesses and broadens our existing tenant relationships with the nation's leading retailers, particularly Wal-Mart, Lowe's, Kohl's and TJ Maxx/Marshall's. Moreover, through these strong relationships, Developers Diversified can significantly enhance the profitability of those pipeline development projects formerly owned by JDN."

Mr. Wolstein continued, "From a balance sheet perspective, the transaction is essentially leverage neutral. The transaction will also provide additional opportunities for the combined company to de-lever through sales of non-core operating assets and excess land. Of the $150 million of JDN's non-core retail properties that have been identified for disposition, approximately $82 million have been sold to date with another $27 million anticipated to close during the next several weeks. Moreover, the total net funding requirement for JDN's development projects currently in process has been reduced from $97 million at mid-year 2002 to its current level of $46 million."

Craig Macnab, President and Chief Executive Officer of JDN Realty Corporation, commented, "We have always believed that this transaction was in the best interest of our stockholders, and as evidenced by the support our stockholders have given this merger, they too see the long-term merits of this merger. I am pleased with the fact that as of today, JDN's stockholders will share in the future growth of Developers Diversified, as well as benefit from the depth and breadth of its management team, its extensive tenant relationships, development expertise and the additional financial flexibility offered by Developers Diversified's strong balance sheet. I look forward to being a part of Developers Diversified as a board member as it continues to grow its business."
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Effective today, Developers Diversified has also refinanced JDN's $300 million secured credit facility with a $300 million unsecured senior term loan. The new term loan has a one-year term and an option to extend for up to an additional year at the Company's option. The new loan will effectively unencumber nearly $500 million of JDN assets. Compared with JDN's former annual interest rate of approximately 3.39% (LIBOR plus 212.5 basis points), Developers Diversified will pay approximately 2.26% (LIBOR plus 100 basis points). The Company estimates that based on current LIBOR rates and existing borrowings outstanding, it will save approximately $2.6 million in annual interest expense. Developers Diversified will also use the new credit facility to refinance $75 million of former JDN debt, which is due at the end of March, at an additional savings of approximately $3.2 million in annual interest expense.

As provided for in the merger agreement, JDN common shareholders received 0.518 of a Developers Diversified common share in exchange for each share of JDN common stock. As a result, Developers Diversified's share base increased by 18 million shares, from approximately 67.0 million common shares to approximately 85 million common shares, on a fully diluted basis.

Developers Diversified now owns and manages over 400 retail operating and development properties totaling nearly 87 million square feet of real estate in 44 states. Developers Diversified is a self-administered and self-managed real estate investment trust (REIT) operating as a fully integrated real estate company which develops, leases and manages shopping centers. You can learn more about Developers Diversified on the internet at www.ddrc.com.

Banc of America Securities LLC and Wells Fargo Bank, N.A. acted as Co-Lead Arrangers for Developers Diversified's new unsecured senior term loan. Bank of America, NA serves as Administrative Agent.

Developers Diversified Realty Corporation considers portions of this information to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended, with respect to the Company's expectation for future periods. Although Developers Diversified believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not historical fact may be deemed to be forward looking statements. There are a number of important factors that could cause the results of Developers Diversified to differ materially from those indicated by such forward-looking statements, including, among other factors, local conditions such as oversupply of space or a reduction in demand for real estate in the area, competition from other available space, dependence on rental income from real property or the loss of a major tenant. For more details on the risk factors, please refer to the Company's Annual Report on Form on 10-K for the year-end December 31, 2002, which was filed on March 12, 2003.

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CONTACT: Michelle A. Mahue, Vice President of Investor Relations of Developers
Diversified Realty Corp., +1-216-755-5500, or Fax, +1-216-755-1455, or E-mail,
mmahue@ddrc.com